Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Michael Clendenin
April 21, 2005	212-460-4111

Con Edison, Inc. Reports 2005 First Quarter Earnings

NEW YORK — Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported net income for common stock for the first quarter of 2005 of $181 million or 75 cents a share, compared with earnings of $155 million or 69 cents a share for the first quarter of 2004. The company also declared a quarterly dividend of 57 cents a share on its common stock payable June 15, 2005 to stockholders of record as of May 18, 2005.

“Our improved performance for the first quarter reflects the continued strengthening of the local economy and Con Edison of New York’s new gas and steam rate plans, which have their greatest effect in the winter months,” said Eugene R. McGrath, Chairman and Chief Executive Officer.

The following table shows the major factors affecting basic earnings per share for the first quarter of 2005 compared with 2004:

Earnings per Share Variation
Con Edison of New York:
Sales growth (estimated)	$0.04
Impact of weather in 2005 versus 2004 (estimated)	(0.01)
Gas rate changes (estimated)	0.04
Retention of non-firm gas revenues	0.04
Steam rate changes (estimated)	0.09
Increased pension and other postretirement benefit costs	(0.06)
Higher operation and maintenance expense	(0.04)
Higher depreciation and property tax expense	(0.04)
Other	(0.03)

Total Con Edison of New York	0.03
Orange and Rockland Utilities	—
Unregulated energy subsidiaries	0.02

Total earnings per share variation from continuing operations	$0.05
Discontinued operations – Con Edison Communications	0.01

Total earnings per share variation	$0.06

The earnings per share variations shown above reflect the dilutive effect of a higher weighted average number of common shares outstanding in the 2005 period (243 million shares) than in the 2004 period (226 million shares).

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Con Edison First Quarter 2005 Earnings	Page 2

For the three months ended March 31, 2005, amounts of electricity, firm gas and steam delivered by Con Edison of New York, after adjusting for variations in weather and billing days in the period, increased 2.2 percent, 3.8 percent and 3.1 percent, respectively, as compared with the 2004 period.

For Con Edison of New York, the variation in pension and other postretirement benefit costs reflects primarily lower net pension credits from the amortization of previous years’ net investment gains and losses. Higher operation and maintenance expense includes costs of moving facilities to avoid interfering with government projects. The gas and steam rate plans that went into effect in October 2004 and the new electric rate plan described below address these increased cost levels.

In March, the New York Public Service Commission approved a three-year electric rate plan for Con Edison of New York’s electric delivery service. Under this plan, rates were increased $104.6 million, effective April 1, 2005, and will be increased $220.4 million effective April 1, 2007. Additional plan provisions include amortization of certain regulatory assets and liabilities, which will increase electric revenues by $128 million, $173 million and $249 million in the first, second and third rate years, respectively; retention by the company of the first $60 million per year of proceeds from the sale of transmission rights; retention of a portion of earnings in excess of an 11.4 percent return on common equity; annual reconciliations of utility plant carrying cost, pension and other postretirement benefit costs and certain other costs to levels reflected in rates (with the difference, in some cases subject to certain limitations, deferred as regulatory assets or liabilities); and potential earnings adjustments if the company meets specified standards in its retail access and demand side management programs or fails to meet specified operational standards.

For the year 2005, the Company confirms its previous forecast of earnings in the range of $2.75 to $2.90 per share.

Refer to the attachments to this press release for the condensed consolidated balance sheets at March 31, 2005 and December 31, 2004 and the consolidated income statements for the three months ended March 31, 2005 and 2004. For additional information related to utility sales and revenues go to the Con Edison Web site at www.conedison.com, select “Investor Information” and then select “Financial Reports.”

This press release contains forward-looking statements of future expectations. Actual results might differ materially from those projected because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $10 billion in annual revenues and $23 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Con Edison Solutions, a retail energy supply and services company; Con Edison Energy, a wholesale energy supply company; Con Edison Development, a company that owns and operates generating plants and participates in other infrastructure projects; and Con Edison Communications, a telecommunications infrastructure company and service provider.

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Attachment A

CONSOLIDATED EDISON, INC.

CONSOLIDATED BALANCE SHEET (Condensed)

(UNAUDITED)

	March 31, 2005	December 31, 2004
	(Millions of Dollars)
ASSETS
PLANT, AT ORIGINAL COST
Utility plant - net	$15,400	$15,168
Non-utility plant - net	867	873
Non-utility property held for sale	69	65

NET PLANT	16,336	16,106

CURRENT ASSETS
Cash and temporary cash investments	477	26
Accounts receivable - customers, less allowance for uncollectible accounts	825	760
Other receivables, less allowance for uncollectible accounts	127	179
Inventories	190	307
Prepayments	245	93
Current assets held for sale	6	5
Other current assets	539	345

TOTAL CURRENT ASSETS	2,409	1,715

INVESTMENTS	258	257

DEFERRED CHARGES, REGULATORY ASSETS AND NONCURRENT ASSETS
Goodwill	406	406
Intangible assets - net	98	100
Prepaid pension costs	1,455	1,442
Regulatory assets	2,188	2,263
Noncurrent assets held for sale	1	—
Other deferred charges and noncurrent assets	279	271

TOTAL DEFERRED CHARGES, REGULATORY ASSETS AND NONCURRENT ASSETS	4,427	4,482

TOTAL ASSETS	$23,430	$22,560

CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common shareholders’ equity	$7,139	$7,054
Preferred stock of subsidiary	213	213
Long-term debt	6,947	6,561

TOTAL CAPITALIZATION	14,299	13,828

NONCURRENT LIABILITIES
Provision for injuries and damages	181	180
Pension and retiree benefits	234	207
Superfund and other environmental costs	233	198
Noncurrent liabilities held for sale	6	5
Other noncurrent liabilities including minority interest	140	134

TOTAL NONCURRENT LIABILITIES	794	724

CURRENT LIABILITIES
Long-term debt due within one year	469	469
Notes payable	50	156
Accounts payable	874	920
Customer deposits	232	234
Current liabilities held for sale	7	11
Other current liabilities	578	434

TOTAL CURRENT LIABILITIES	2,210	2,224

DEFERRED CREDITS AND REGULATORY LIABILITIES
Deferred income taxes and investment tax credits	3,757	3,726
Regulatory liabilities and other deferred credits	2,370	2,058

TOTAL DEFERRED CREDITS AND REGULATORY LIABILITIES	6,127	5,784

TOTAL CAPITALIZATION AND LIABILITIES	$23,430	$22,560

Attachment B

Consolidated Edison, Inc.

CONSOLIDATED INCOME STATEMENT

(Unaudited)

	For the Three Months Ended March 31,
	2005	2004
	(Millions of Dollars/Except Share Data)
OPERATING REVENUES
Electric	$1,513	$1,539
Gas	728	645
Steam	267	235
Non-utility	293	260

TOTAL OPERATING REVENUES	2,801	2,679

OPERATING EXPENSES
Purchased power	940	930
Fuel	191	185
Gas purchased for resale	452	401
Other operations and maintenance	414	378
Depreciation and amortization	141	136
Taxes, other than income taxes	270	282
Income taxes	110	108

TOTAL OPERATING EXPENSES	2,518	2,420

OPERATING INCOME	283	259

OTHER INCOME (DEDUCTIONS)
Investment and other income	6	11
Allowance for equity funds used during construction	7	6
Preferred stock dividend requirements of subsidiary	(3)	(3)
Other deductions	(6)	(3)
Income taxes	4	2

TOTAL OTHER INCOME (DEDUCTIONS)	8	13

INTEREST EXPENSE
Interest on long-term debt	107	108
Other interest	9	10
Allowance for borrowed funds used during construction	(6)	(4)

NET INTEREST EXPENSE	110	114

INCOME FROM CONTINUING OPERATIONS	181	158

LOSS FROM DISCONTINUED OPERATIONS (NET OF INCOME TAXES OF $2 IN 2004)	—	(3)

NET INCOME	$181	$155

EARNINGS PER COMMON SHARE - BASIC
Continuing operations	$0.75	$0.70
Discontinued operations	—	$(0.01)

Net income	$0.75	$0.69

EARNINGS PER COMMON SHARE - DILUTED
Continuing operations	$0.75	$0.69
Discontinued operations	—	$(0.01)

Net income	$0.75	$0.68

AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC (IN MILLIONS)	242.7	226.2

AVERAGE NUMBER OF SHARES OUTSTANDING - DILUTED (IN MILLIONS)	243.4	227.2